Exhibit 99.(a)(1)(Q)

Paper Election Form

Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options

I,                                                                   , hereby make the following elections with respect to my Eligible Options in the Offer made by Silicon Storage Technology, Inc. (“SST”) pursuant to the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options dated April 3, 2008 (the “Offer”).  Capitalized terms not otherwise defined in this paper Election Form shall have the meaning set forth in the Offering Memorandum to which this paper Election Form is attached.

This table lists your Eligible 409A Options as of the date hereof.  If you wish to accept the Offer to Amend as to any one of your Eligible 409A Options, you must accept the Offer to Amend as to all of your Eligible 409A Options.

☐ Amend ALL Eligible 409A Options	☐ Amend NO Eligible 409A Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible 409A Options	Revised Measurement Date	Adjusted Exercise Price

This table lists all of your outstanding Eligible Underwater Options. You may elect to tender one or more of these option grants in the Offer to Replace but only to the extent that those options have an exercise price, on the Expiration Date, that is greater than the closing sales price of our common stock on the Expiration Date.

Original Grant Date	Option Number	Exercise Price(1)	Number of Shares Currently Subject to Eligible Underwater Options	Number of Shares Subject to New Options if this Award is Tendered	Replace Eligible Underwater Option?
Yes ☐No ☐
Yes ☐No ☐
Yes ☐No ☐

I hereby agree that, unless I revoke my election before 11:59 p.m., Pacific Daylight Time on May 1, 2008 (or a later expiration date if SST extends the Offer), my election will be irrevocable, and if accepted by SST, this paper Election Form shall operate to amend and/or replace each

(1) With respect to any option that is an Eligible 409A Option, this exercise price reflects the Adjusted Exercise Price, as you may not participate in the Offer to Replace with respect to such an option unless you have first accepted the Offer to Amend as to all of your Eligible 409A Options.

Eligible Option as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election in connection with the Offer by submitting a new electronic Election Form online at https://ssti.equitybenefits.com or by submitting via facsimile or email a new paper Election Form prior to 11:59 p.m. Pacific Daylight Time on May 1, 2008 (or a later expiration date if SST extends the Offer).  Any change of election submitted or, in the case of a paper Election Form, received after the Expiration Date will be void and of no effect.

I acknowledge and agree that my decision to amend/replace or not amend/replace my Eligible Options in the Offer is entirely voluntary and is subject to the terms of the Offer.  I understand that I am not required to tender any of my Eligible 409A Options or Eligible Underwater Options.

I understand that if I have more than one Eligible 409A Option and if I want to amend at least one Eligible 409A Option, I must tender all of my Eligible 409A Options in the Offer to Amend.  I further understand that if I have at least one Eligible 409A Option and I want to participate in the Offer to Replace, I must tender all of my Eligible 409A Options in the Offer to Amend.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with SST or my employer (except on an at-will basis, unless otherwise required by local law).  I agree that, except as set forth in the Offering Memorandum, SST has made no representations or warranties to me regarding this Offer or the future pricing of SST stock, and that my participation in this Offer is at my own discretion.

If my active employment (i.e., not including any notice period mandated under local law) with SST or my employer terminates prior to the Expiration Date, I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend my Eligible 409A Options or replace my Eligible Underwater Options will not become effective and my Eligible 409A Options and Eligible Underwater Options will not be amended or replaced, respectively, under the Offer.

I hereby acknowledge and agree that neither SST, nor any of its respective directors, employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Amend my Eligible 409A Options or the Offer to Replace my Eligible Underwater Options.  I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum.  I acknowledge that I have been afforded the opportunity to consult with my own tax, financial and legal advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive an Election Confirmation Statement via email at my SST email address within three (3) business days after the date on which SST receives this paper Election Form.  If I have not received such an email within such time period, it is my responsibility to confirm that SST has received this paper Election Form by emailing to stockadmin@SST.com a copy of this paper Election Form and the confirmation of receipt that I received when I sent this paper Election Form via facsimile (see below) or email.

I will keep a copy of this paper Election Form as well as a copy of the confirmation of receipt of the facsimile or email transmittal of this paper Election Form for my records.

I AGREE THAT I WILL BE SOLELY LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Eligible Optionee Signature

Print Name

PLEASE FAX YOUR SIGNED AND COMPLETED PAPER ELECTION FORM TO (408) 523-7707, ATTN: TENDER OFFER, OR EMAIL THIS FORM TO STOCKADMIN@SST.COM, SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., PACIFIC DAYLIGHT TIME, ON MAY 1, 2008 (OR A LATER EXPIRATION DATE IF SST EXTENDS THE OFFER).